EXHIBIT 99.1

NEWS BULLETIN
FROM :	RE:	DDi Corp

1220 Simon Circle
Anaheim, CA 92806
NasdaqNM: DDIC

For	Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Mikel Williams	Lasse Glassen
Chief Executive Officer	General Information
(714) 688-7200	(310) 854-8313
lglassen@financialrelationsboard.com
FOR IMMEDIATE RELEASE
November 8, 2005
DDI CORP. REPORTS THIRD QUARTER 2005 RESULTS
ANAHEIM, Calif., November 8, 2005 – DDi Corp. (NasdaqNM: DDIC), a leading provider of time critical technologically advanced, electronic engineering and manufacturing services, today announced financial results for the three and nine months ended September 30, 2005.
Summary of Third Quarter Results

The Company reported third quarter 2005 net sales of $46.0 million, adjusted EBITDA of $2.6 million and a net loss of $(28.8) million, or $(0.72) per share. The net loss reflects the recording of a $23.5 million goodwill impairment charge during the quarter.
Third quarter 2005 net sales increased from the prior quarter’s performance of $45.5 million, led by a 3% increase in PCB related net sales, offset by a slight sequential reduction in assembly revenues. Net sales for the third quarter 2005 decreased 2% compared to net sales of $47.1 million for the third quarter 2004. The decrease is primarily attributable to a $2.4 million reduction in the Company’s assembly operation due to lower order fulfillment. This was partially offset by a 3% year-over-year increase in revenues in the Company’s PCB operations, as the result of higher demand for the Company’s quick-turn services and slight growth in the Company’s volume procurement services.
Gross profit for the third quarter 2005 was $6.5 million (14% of net sales) as compared to $4.3 million (9% of net sales) for the third quarter 2004. The increase in gross profit was principally due to a decline of $1.6 million in non-cash compensation expense and an increase in average layer price as compared to third quarter 2004, partially offset by a decline in layers shipped. On a sequential basis, gross profit increased $1.0 million from $5.5 million in the second quarter 2005. The sequential increase is primarily due to restructuring-related inventory impairment charges in the second quarter of 2005. Margins in the third quarter 2005 were adversely affected by operational inefficiencies associated with the closure of the Company’s Arizona facility and the related absorption of its former production capabilities into the PCB divisions.
Total sales and marketing expenses for the third quarter 2005 were essentially unchanged at $3.8 million (8% of net sales) as compared to $3.9 million (8% of net sales) for the third quarter 2004, and consistent with the prior
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DDi Corp.

quarter 2005. Total general and administration expenses for the third quarter 2005 were $3.4 million (7% of net sales), as compared to $4.0 million (8% of net sales) for the third quarter 2004. The decrease in expense was primarily due to a $0.6 million reduction in non-cash compensation costs. Sequentially, general and administration expenses were up from the prior quarter’s of $2.8 million due to legal, accounting and other professional fees.
Third quarter 2005 adjusted EBITDA was $2.6 million, an increase of $0.4 million from $2.2 million in the third quarter 2004, and a decrease of $1.0 million from $3.6 million in the second quarter 2005. The year-over-year increase is due principally to the higher level of PCB sales. The sequential variance is due to the increase in general and administration expenses and, to a lesser extent, residual production inefficiencies associated with the closure of the Arizona facility.
The net loss for the third quarter 2005 of $(28.8) million, or $(0.72) per share, reflects an increase from the third quarter 2004 net loss of $(18.1) million, or $(0.66) per share, primarily due to the goodwill impairment partially offset by the impact of losses from discontinued operations for the third quarter 2004.
Due to a decline in the Company’s stock price during the third quarter 2005 and the early part of the fourth quarter 2005, a test of impairment was performed as of the end of the third quarter 2005 in connection with the preparation of the financial statements for that period. The analysis indicated that the book value of goodwill at September 30, 2005 was in excess of its fair value, as determined by the Company’s market capitalization. After assessing the potential for a goodwill impairment, the Company calculated and recorded a goodwill impairment charge of $23.5 million in the third quarter.
Mikel Williams, President and Chief Executive Officer of DDi Corp. commenting on the third quarter 2005 said, “We saw sequential growth of 3% in the PCB business, resulting from a strengthening of demand in the latter part of the third quarter. Though the quarter started off slowly, September’s sales orders were strong, and during the quarter pricing firmed somewhat in both the quick-turn and longer-lead portions of the business. During the quarter we also announced the appointment of Diane Brundage to the position of Senior Vice President Sales, and believe that Diane will bring an improved level of performance to the sales activities. On the manufacturing front, we will target improvements in the operations of our facilities, and drive forward the benefits of the second quarter plant closure in Arizona. We will also continue to lead the market in high technology, especially high density interconnect (HDI) work which we believe will drive strong demand going forward. Furthermore, we will aggressively target reductions in our outside services and other costs as we go forward, with a renewed commitment to improving bottom line performance”.
Liquidity
In the third quarter 2005, DDi completed a $75 million rights offering. As a result of this transaction and related backstop agreements, DDi raised $75 million in equity proceeds (before $3.0 million in offering costs) from its shareholders. The net proceeds were used to retire $40.7 million (plus accrued dividends and redemption premiums) of its Series B Preferred Stock and redeem the $18.3 million face amount of the 14% Senior Accreting Notes (plus accrued interest). The repayment of the Senior Accreting Notes is expected to reduce the Company’s quarterly interest expense by approximately $0.6 million going forward. The remainder of the proceeds was used to enhance liquidity and to establish a reserve ($3.3 million as of September 30, 2005) for the funding of future dividends and/or principal redemptions of the remaining $20.3 million of Series B Preferred Stock.
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“As a result of the rights offering, we have significantly de-leveraged the balance sheet,” added Mr. Williams. “We believe the improvements to our balance sheet will provide us with the opportunity to focus more of our attention and resources on improving our operations, and, consequently, our financial performance.”
Capital expenditures were $2.2 million and $5.4 million for the three and nine months ended September 30, 2005, respectively. For the full year 2005, capital expenditures are expected to range from $6 million to $7 million.
Non-GAAP Financial Measures. This release includes ‘adjusted EBITDA’ as a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of this non-GAAP financial measure, when presented in conjunction with the corresponding GAAP measure, provides useful information to the Company, investors and other users of the financial statements in identifying and understanding operating performance for a given level of revenue and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service. This financial measure is commonly used in the Company’s industry. It is also used by the Company’s lenders to determine components of covenant compliance. Growth in adjusted EBITDA is driven by higher gross profit and cost containment in selling, general and administrative expenses. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as alternatives to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP net income/loss (and net income/loss available to common stockholders) in the attached Condensed Consolidated Statements of Operations under the caption “Supplemental Financial Information.”
Conference Call and Webcast
A conference call with simultaneous webcast to discuss third quarter 2005 financial results will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. The call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor under “Webcasts.” A telephone replay of today’s conference call will be available through November 15, 2005 by dialing (800) 405-2236 or (303) 590-3000 and entering the passcode 11043915. An online replay of the webcast will be available for 12 months at www.ddiglobal.com/investor.
About DDi Corp.
DDi is a leading provider of time-critical, technologically advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer fabrication and assembly services to customers on a global basis from its facilities located across North America.
Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the
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DDi Corp.

Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include: changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.
- Financial Tables to Follow -
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DDi Corp
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$31,926	$23,526
Cash and cash equivalents, restricted	3,262	—
Accounts receivable, net	27,497	26,564
Inventories	16,862	17,996
Prepaid expenses and other	1,682	1,713
Assets held for disposal	—	33,016

Total current assets	81,229	102,815

Property, plant and equipment, net	32,402	36,376
Debt issuance costs, net	1,049	1,780
Goodwill and intangibles, net	56,405	117,384
Deferred tax asset	563	541
Assets held for disposal	—	26,245
Other	593	810

Total Assets	$172,241	$285,951

Liabilities, Mandatorily Redeemable Preferred Stock and Stockholders’ Equity

Current liabilities:
Current maturities of long-term debt and capital lease obligations	$18,478	$916
Revolving credit facilities	3,544	15,948
Accounts payable	17,876	16,389
Accrued expenses and other	14,165	14,527
Income tax payable	1,797	1,099
Liabilities held for disposal	—	67,853

Total current liabilities	55,860	116,732

Long-term debt and capital lease obligations	—	18,252
Notes payable and other	4,917	8,602
Liabilities held for disposal	—	3,725

Total liabilities	60,777	147,311

Series B mandatorily redeemable preferred stock	141	61,557

Stockholders’ equity:
Common stock, additional paid-in-capital and other	233,225	147,113
Deferred compensation	(3,999)	(9,445)
Accumulated other comprehensive income (loss)	338	(712)
Accumulated deficit	(118,241)	(59,873)

Total stockholders’ equity	111,323	77,083

Total Liabilities, Mandatorily Redeemable Preferred Stock and Stockholders’ Equity	$172,241	$285,951

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DDi Corp
Condensed Consolidated Statement of Operations
(In thousands, except for per share amounts)
(unaudited)

	3 months ended	3 months ended
	September 30, 2005	September 30, 2004
Net sales	$45,974	$47,072
Cost of goods sold:
Other cost of goods sold	38,758	40,553
Non-cash compensation and amortization of intangibles	670	2,261

Total cost of goods sold	39,428	42,814

Gross profit	6,546	4,258

Operating expenses:
Sales and marketing:
Non-cash compensation	99	345
Sales and marketing expenses	3,748	3,563

Total sales and marketing	3,847	3,908

General and administration:
Non-cash compensation	131	724
General and administration expenses	3,242	3,231

Total general and administration	3,373	3,955

Amortization of intangibles	1,149	1,150
Restructuring and other related charges	182	(22)
Goodwill impairment	23,540	—

Operating loss	(25,545)	(4,733)

Interest and other expense, net	1,598	1,252

Loss from continuing operations before income taxes	(27,143)	(5,985)
Income tax expense	(160)	(540)

Loss from continuing operations	(27,303)	(6,525)
Net income (loss) from discontinued operations	496	(10,282)

Net loss	(26,807)	(16,807)
Less: Series B Preferred stock dividends and accretion	(1,986)	(1,332)

Net loss available to common stockholders	$(28,793)	$(18,139)

Loss per share of stock from continuing operations — Basic and diluted	$(0.74)	$(0.29)
Net loss per share of common stock — Basic and diluted	$(0.72)	$(0.66)

Weighted average basic and diluted shares outstanding	39,845	27,371

Supplemental Financial Information

Adjusted EBITDA **	$2,617	$2,204

Interest and other expense (net)	1,598	1,252
Depreciation	2,391	2,479
Amortization of intangibles	1,149	1,150
Goodwill impairment	23,540	—
Non-cash compensation	900	3,330
Restructuring, reorganization and reorganization proceeding charges	182	(22)
Net (income) loss from discontinued operations	(496)	10,282
Income tax expense	160	540

Net loss	(26,807)	(16,807)
Less: Series B Preferred stock dividends and accretion	(1,986)	(1,332)

Net loss available to common stockholders	$(28,793)	$(18,139)

**	earnings before income taxes, depreciation, amortization, net interest expense, non cash compensation, restructuring and reorganization charges, gain on disposition of DDi Europe and loss from discontinued operations.
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DDi Corp.

DDi Corp.
Condensed Consolidated Statements of Operations
(in thousands, except for per share amounts)
(unaudited)

	9 months ended	9 months ended
	September 30, 2005	September 30, 2004
Net sales	$136,461	$145,021
Cost of goods sold:
Other cost of goods sold	114,080	114,774
Restructuring-related inventory impairment	1,253	—
Non-cash compensation and amortization of intangibles	1,091	10,494

Total cost of goods sold	116,424	125,268

Gross profit	20,037	19,753

Operating expenses:
Sales and marketing:
Non-cash compensation	(250)	1,432
Sales and marketing expenses	10,952	11,027

Total sales and marketing	10,702	12,459

General and administration:
Non-cash compensation	536	3,298
General and administration expenses	9,818	8,159

Total general and administration	10,354	11,457

Amortization of intangibles	3,448	3,450
Restructuring and other related charges	4,572	334
Goodwill impairment	54,669	—
Reorganization charges	—	748

Operating loss	(63,708)	(8,695)

Interest and other expense, net	4,088	6,555

Loss from continuing operations before income taxes	(67,796)	(15,250)
Income tax expense	(808)	(1,969)

Loss from continuing operations	(68,604)	(17,219)
Net income (loss) from discontinued operations (including gain on disposal of $11,549)	10,236	(20,870)

Net loss	(58,368)	(38,089)
Less: Series B Preferred stock dividends and accretion	(4,669)	(2,702)

Net loss available to common stockholders	$(63,037)	$(40,791)

Loss per share of stock from continuing operations — Basic and diluted	$(2.27)	$(0.73)
Net loss per share of common stock — Basic and diluted	$(1.96)	$(1.50)

Weighted average basic and diluted shares outstanding	32,209	27,129

Supplemental Financial Information

Adjusted EBITDA **	$8,929	$18,399

Interest and other expense (net)	4,088	6,555
Depreciation	7,318	7,338
Amortization of intangibles	3,448	4,219
Goodwill impairment	54,669	—
Non-cash compensation	1,377	14,455
Restructuring, reorganization and reorganization proceeding charges	5,825	1,082
Net (income) loss from discontinued operations	(10,236)	20,870
Income tax expense	808	1,969

Net loss	(58,368)	(38,089)
Less: Series B Preferred stock dividends and accretion	(4,669)	(2,702)

Net loss available to common stockholders	$(63,037)	$(40,791)

**	Earnings before income taxes, depreciation, amortization, net interest expense, non cash compensation, restructuring and reorganization charges, gain on disposition of DDi Europe and loss from discontinued operations.
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